Exhibit 99.2

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Completes Sale of Natural Gas Distribution

Assets in Georgia

DALLAS (April 1, 2013)—Atmos Energy Corporation (NYSE: ATO) today announced that it completed the sale of substantially all of its natural gas distribution assets located in Georgia to Liberty Energy (Georgia) Corp., an affiliate of Algonquin Power & Utilities Corp. The transaction included the transfer of approximately 64,000 residential and commercial meters.

Net cash proceeds for rate base and related working capital were approximately $155 million, subject to final purchase price adjustments. These proceeds will be redeployed to fund growth opportunities in the remaining jurisdictions the company serves. Atmos Energy expects to record a net of tax gain on the sale of approximately $6 million, or $0.07 per diluted share, subject to final purchase price adjustments. For the three months ended December 31, 2012, these operations provided approximately $3 million of net income, or $0.03 per diluted share.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 and in the company’s Quarterly Report on Form 10-Q for the three months ended December 31, 2012. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural- gas-only distributors, serving about three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

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